AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER


      THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into this 7th day of December, 2004 by and among (a) IQ Biometrix, Inc., a Delaware corporation ("IQB"), and Wherify Acquisition, Inc., a newly-formed wholly-owned subsidiary of IQB established under the laws of the state of California (the "Merger Sub"), on the one hand, and (b) Wherify Wireless, Inc., a California corporation ("Wherify"), on the other hand (each a "Party" and collectively, the "Parties"). Capitalized terms used herein but not defined herein shall have the meaning set forth for such terms in the Merger Agreement.

                                    RECITALS:

      WHEREAS, the Board of Directors of IQB, Wherify and Merger Sub deem it advisable and in the best interests of each corporation and its stockholders or shareholders that IQB combine with Wherify in order to advance the long-term business interests of IQB and Wherify;

      WHEREAS, IQB, Wherify and Merger Sub entered into an Agreement and Plan of Merger, dated April 14, 2004 (the "Merger Agreement");

      WHEREAS, IQB, Wherify and Merger Sub desire to amend the Merger Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants and agreements set forth below, the parties agree as follows:

1. Article I - Definitions.

      The definition of "Issuable IQB Shares" in Article I - Definitions shall be restated in its entirety as follows:

      "Issuable IQB Shares" shall mean a number of shares of IQB Common Stock equal to four multiplied by the sum of (i) shares of IQB Common Stock issued and outstanding immediately prior to the Effective Time; and (ii) shares of IQB Common Stock issuable upon exercise of warrants and conversion of debentures and other rights to acquire shares of IQB Common Stock outstanding immediately prior to the Effective Time, excluding (A) shares of IQB Common Stock issuable upon exercise of stock options outstanding immediately prior to the Effective Time and held by individuals who are employees of IQB immediately prior to the Effective Time; (B) the Financing Shares; and (C) up to 500,000 shares of IQB Common Stock issued to employees and/or consultants prior to the Effective Time in lieu of cash otherwise owed to such individuals for services rendered to IQB.

2. Article III - Conversion.

      The following paragraph after Section 3.1 (b) shall be restated in its entirety as follows:

      For the purpose of clarity, the parties intend that immediately after the Effective Time, the Persons who were holders of Wherify Capital Stock immediately prior to the Effective Time shall hold approximately 80% of the total shares of IQB Common Stock issued and outstanding on a fully diluted basis immediately following the Effective Time, including IQB Common Stock issuable upon exercise of warrants and conversion of debentures and other rights to acquire shares of IQB Common Stock, but excluding (A) shares of IQB Common Stock issuable upon exercise of stock options outstanding immediately prior to the Effective Time and held by individuals who are employees of IQB immediately prior to the Effective Time, (B) shares of IQB Common Stock issuable upon exercise of stock options assumed pursuant to Section 3.2 and held by individuals who are employees or members of the Board of Directors of Wherify immediately prior to the Effective Time, (C) the Financing Shares; and (D) up to 500,000 shares of IQB Common Stock issued to employees and/or consultants prior to the Effective Time in lieu of cash otherwise owed to such individuals for services rendered to IQB.

      3. Wherify Series C Preferred Stock. IQB hereby consents to (i) the amendment of Wherify's existing articles of incorporation to increase the number of authorized shares of Series C Preferred Stock from 2,900,000 to 3,200,000 and
(ii) the sale and issuance of such additional shares of Series C Preferred Stock on the same or better terms and conditions with respect to Wherify as such shares were sold by Wherify prior to the date of the Merger Agreement.

      4. No Other Changes. All other terms of the Merger Agreement shall remain the same.

      5. Complete Agreement. This Amendment together with the Merger Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

"IQB"                                       "Wherify"
I. Q. BIOMETRIX, INC.,                      WHERIFY WIRELESS, INC.,
a Delaware corporation                      a California corporation


By: _______________________________         By: ____________________________

Name: _____________________________         Name: __________________________

Title: ____________________________         Title: _________________________


"Merger Sub"

WHERIFY ACQUISITION, INC.,
a California corporation

By: _______________________________

Name: _____________________________

Title: ____________________________


                                       3